Exhibit 5.1

Reed Smith LLP 101 Second Street Suite 1800 San Francisco, CA 94105-3659 +1 415 543 8700 Fax +1 415 391 8269 reedsmith.com

November 16, 2011

Clean Diesel Technologies, Inc.

4567 Telephone Road, Suite 206

Ventura, CA 93003

Ladies and Gentlemen:

We have acted as counsel to Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333-177309) (as amended through the date hereof and including the prospectus, which is part thereof, the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on November 16, 2011. The Registration Statement relates to the resale by Lincoln Park Capital Fund, LLC (“LPC”) of up to 1,823,577 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”) comprising: (i) 1,702,836 shares of Common Stock (the “Purchase Shares”) issuable by the Company to LPC pursuant to that certain Purchase Agreement by and between the Company and LPC, dated as of October 7, 2011 (the “Purchase Agreement”); (ii) 40,247 shares of Common Stock issued by the Company to LPC as an initial commitment fee (the “Initial Commitment Shares”) pursuant to the Purchase Agreement; and (iii) 80,494 shares of Common Stock issuable by the Company to LPC as additional commitment fees to LPC (the “Additional Commitment Shares”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and have made such other investigations, as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Clean Diesel Technologies, Inc. November 16, 2011 Page 2

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that (i) the Initial Commitment Shares are validly issued, fully paid and nonassessable; and (ii) the Purchase Shares and Additional Commitment Shares, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP

EMM/mcs